Exhibit 99.1

For Immediate Release

Foodland Chairman Jenai Wall to Not Stand for Re-Election to First Hawaiian Board

HONOLULU, Hawaii, January 20, 2022 – First Hawaiian, Inc. (NASDAQ: FHB) announced today that Foodland Chairman and CEO Jenai S. Wall will not be standing for re-election as a director of First Hawaiian Inc. (FHI) or First Hawaiian Bank (FHB) at the company’s upcoming annual stockholder’s meeting on April  20, 2022.

Wall currently serves on the Board’s Compensation Committee and Risk Committee. Her 27 years of service began when she joined the First Hawaiian Bank board in 1995 and continued with her appointment to the FHI Board in August 2018.

“Jenai has been a tremendous board member, providing wise counsel with her extensive business and leadership experience, said Bob Harrison, First Hawaiian Chairman, President and CEO. “We want to thank her for years of service to our board and the many contributions she has made to ensure the success of our organization. We wish her well in all her ventures and especially in her important role in helping to stabilize our community during this ongoing pandemic.”

“This was not an easy decision as I am honored to have served on the First Hawaiian boards and am excited about recent developments at the Company, including the bank’s digital initiatives, said Jenai Wall, Chairman and CEO of Foodland Super Market Ltd. “Nevertheless, with the many challenges presented by the pandemic over the past two years, I feel the need to devote my time to my work at Foodland and my community commitments, including to my role as chair of the board of The Queen’s Health Systems.”

The Company also announced today that, Board members Kelly Thompson and Jim Moffatt who were appointed to the FHI Board in 2021, will be joining the Board’s Risk Committee, and Board member Vanessa Washington has been added to the Compensation Committee.

About First Hawaiian, Inc.

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii.  Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit www.FHB.com.

Investor Relations Contact:	Media Contact:
Kevin Haseyama	Susan Kam
(808) 525-6268	(808) 525-6254
khaseyama@fhb.com	skam@fhb.com